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                                  EXHIBIT 3.1
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                         CERTIFICATE OF INCORPORATION

                                      OF

                         SOMERA COMMUNICATIONS, INC.,
                            a Delaware corporation


                                   ARTICLE I

     The name of this corporation is Somera Communications, Inc. (the "Corporation").

                                  ARTICLE II

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19081. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     This Corporation is authorized to issue one class of stock, designated as Common Stock and consisting of 100 shares, par value $0.001 per share.

                                   ARTICLE V

     The Corporation is to have perpetual existence.

                                  ARTICLE VI

     Except as otherwise provided in this Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE VII

     The number of directors which constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.
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                                 ARTICLE VIII

     Elections of directors at an annual or special meeting need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

     The Corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE XI

     To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

     Any repeal or modification of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                  ARTICLE XII

     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the
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indemnification and advancement otherwise permitted by Section 145 of the
Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

     Any repeal or modification of any of the foregoing provisions of this
Article XII, by amendment of this Article XII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                 ARTICLE XIII

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


                                        /s/ Douglas Ingham
                                        ___________________________________
                                        Douglas Ingham, Incorporator
                                        Wilson Sonsini Goodrich & Rosati
                                        650 Page Mill Road
                                        Palo Alto, CA 94304-1050

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